Exhibit B

The following table sets forth all transactions with respect to the Shares effected in the last sixty days by the Reporting Persons, inclusive of any transactions effected through 12:00 p.m., Los Angeles time, on December 3, 2015. All such transactions were purchases of Shares effected in the open market. The per share prices noted in the table below include commissions paid.

Nature of Transaction	Reporting Person	Date of Transaction	Amount of Securities	Price Per Share ($)
Purchase of Common Stock	Dalton Investments LLC*	10/8/2015	68,400	30.10
Purchase of Common Stock	Dalton Investments LLC*	10/19/2015	100,400	24.95
Purchase of Common Stock	Dalton Investments LLC*	10/20/2015	15,000	25.04
Purchase of Common Stock	Dalton Investments LLC*	10/22/2015	107,737	17.04
Purchase of Common Stock	Dalton Investments LLC*	10/23/2015	684,963	18.13
Purchase of Common Stock	Rosenwald Capital Management, Inc. **	10/23/2015	20,000	15.96
Purchase of Common Stock	Rosenwald Capital Management, Inc. **	10/26/2015	30,000	16.03
Purchase of Common Stock	Dalton Investments LLC*	10/29/2015	137,100	13.08
Purchase of Common Stock	Dalton Investments LLC*	11/16/2015	86,498	7.36
Purchase of Common Stock	Dalton Investments LLC*	12/1/2015	97,516	9.52
Purchase of Common Stock	Dalton Investments LLC*	12/2/2015	259,093	9.38
Purchase of Common Stock	Rosenwald Capital Management, Inc. **	12/2/2015	6,600	9.38
Purchase of Common Stock	Dalton Investments LLC*	12/3/2015	87,882	9.50
Purchase of Common Stock	Rosenwald Capital Management, Inc. **	12/3/2015	1,400	9.50

*	Includes all of the Dalton Individual Reporting Persons.
**	Includes the RCM Individual Reporting Person.